Exhibit 99

                                                                          EXELON
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News Release

From:   Exelon Corporation                                For Immediate Release
        Corporate Communications                          ---------------------
        P.O. Box 805379                                   December 15, 2003
        Chicago, IL 60680-5379


Contact:   Kellie Szabo, 312.394.3071

  Exelon Corporation Announces Agreement to Sell Its Subsidiary, Exelon Thermal
              Technologies to Macquarie Bank Limited of Australia

CHICAGO (December 15, 2003) - Exelon Corporation, parent company of Exelon Thermal Technologies, announced today that it has entered into an agreement to sell Exelon Thermal to Macquarie Bank Limited of Australia for $135 million. Exelon Thermal is an industry leader providing environmental-friendly cooling solutions to facilities located in Chicago.

"This divestiture supports Exelon's corporate strategy to focus on our core integrated utility businesses," said George Gilmore, Senior Vice President of Exelon and President of Exelon Enterprises. "Exelon also believes this transaction is in the best interest of Exelon Thermal. The buyer's knowledge of the industry and enthusiasm for Exelon Thermal will provide the company with the support needed to achieve its growth objectives."

The Chicago-based energy assets provide primarily chilled water to customers from centralized plants, via underground piping, for cooling purposes. Customers are typically office buildings that engage in long-term contracts for these services.

The Macquarie group is a global leader in infrastructure acquisition, funding and management, and manages about $10 billion of funds invested in infrastructure assets and businesses around the world including toll roads, airports, communications, water, rail and power assets. The Macquarie group has been active in the United States for more than a decade and has over 200 employees in offices in Chicago, Houston, Los Angeles, Memphis, New York, San Diego, San Jose and Seattle.

Advisors to Exelon on this transaction included Dresdner Kleinwort Wasserstein and the law firm of Winston & Strawn. The agreement is subject to customary closing conditions and approval from the City of Chicago. The transaction is expected to close first quarter 2004.

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Exelon  Corporation  is one of the  nation's  largest  electric  utilities  with approximately 5 million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and Pennsylvania and gas to more than 440,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.